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                                                           Exhibit 21

SubMicron Systems Corporation
List of Subsidiaries

Company Name

SubMicron Systems Inc., a Pennsylvania Corporation
SMICRON (S) PTE, LTD, a Singapore Corporation
SubMicron Systems Investment Corporation, a Delaware Corporation
SubMicron Systems International Ltd., a Barbados Corporation
SubMicron Wet Process Stations Inc., a California Corporation
 (d/b/a Universal Plastics)
Systems Chemistry Incorporated, a California Corporation
Imtec Acculine Inc., a California Corporation
PRIMAXX Corporation, a Delaware Corporation